SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________

FORM 8-K

Current Report
Dated June 9, 2005

of

ARRIS GROUP, INC.

A Delaware Corporation
IRS Employer Identification No. 58-2588724
SEC File Number 001-16631

3871 Lakefield Drive
Suwanee, Georgia 30024
(770) 622-8400

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

Based upon the analysis and recommendation of a nationally recognized independent compensation consulting firm, the Board of Directors of the Company approved a new Board compensation plan for non-employee directors that is designed to assist in attracting and retaining active, high quality, independent members, and to more closely align individual directors’ compensation to their level of responsibility on the Board. The new Board compensation plan will be effective as of July 1, 2005.

Under the new Board compensation plan, the annual retainer for all non-employee directors will be $80,000. $30,000 of the annual retainer will be paid in cash in equal quarterly installments at the beginning of each quarter. The remaining $50,000 of the annual retainer will be paid in the form of stock units. Such stock units will be valued as of the close of the market on the first trading day of each July and will convert to common stock of the Company on a one-for-one basis at the request of the individual director; provided, that the director must retain at least fifty percent of the stock units until such director is no longer a member of the Board.

In addition, each non-employee director will receive an additional $2,000 for each Board meeting attended in person, $2,000 for each teleconference meeting of the Board in which the director participates and $1,000 for each in-person meeting of the Board that the director attends by telephone. Each member of the various committees of the Board shall also receive an additional $1,000 for each committee meeting attended in person, $1,000 for each teleconference meeting of the committee in which the director participates and $500 for each in-person committee meeting that the director attends by telephone.

Furthermore, each member of the Audit Committee will receive an additional annual retainer of $5,000, and the chairperson of each committee of the Board shall receive additional compensation as follows: Chairperson of the Audit Committee — an additional annual retainer of $10,000; Chairperson of the Compensation Committee — an additional annual retainer of $7,500; and Chairperson of the Nominating and Corporate Governance Committee — an additional annual retainer of $5,000.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arris Group, Inc.
By:	/s/ Lawrence A. Margolis
Lawrence A. Margolis
Executive Vice President

Dated: June 9, 2005